Exhibit 99.1

Sovran Self Storage Reports First Quarter Results:  Revenues Increase 11.7%

BUFFALO, N.Y.--(BUSINESS WIRE)--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2008.

Net income available to common shareholders for the first quarter of 2008 was $9.0 million or $.41 per diluted share. Net income available to common shareholders for the same period in 2007 was $8.9 million or $.44 per diluted share. Funds from operations for the quarter increased 5.2% to $.81 per fully diluted common share compared to $.77 per fully diluted share for the quarter ended March 31, 2007. The increase in funds from operations was generated by strong rental rate growth in most markets.

David Rogers, the Company’s Chief Financial Officer, said, “We’re off to a good start in 2008. We’ve been able to increase revenues, contain expenses and continue our program of expanding and enhancing our stores.”

OPERATIONS:

Total Company net operating income for the first quarter grew 12.3% compared with the same quarter in 2007 to $31.2 million. This growth was the result of an overall improvement in the operating performance of the Company’s core portfolio and the income generated by the 31 stores acquired during 2007. Overall average occupancy for the quarter was 81.0% and average rent per square foot for the portfolio was $10.50.

Revenues at the 327 stores owned and/or managed for the entire quarter in both years increased 2.9% over the first quarter of 2007, the result of a 3.9% increase in rental rates offset by a 170 basis point decrease in average occupancy. Same store operating expenses increased 1.6%; as a result, same store net operating income improved by 3.7% over the first quarter of 2007. General and administrative expenses rose $570,000 over the same period in 2007; this is primarily due to increased expenses involved in operating 31 more facilities this year.

During the quarter, strong performance was shown at the Company’s Texas, Missouri and New England stores, as well as those in the Phoenix and Buffalo markets. Stores in Florida, Alabama and the Washington, DC markets experienced slower than expected growth during the quarter.

PROPERTIES:

As previously announced, the Company acquired two new stores during the quarter at a total cost of $14.3 million. Both facilities are in Jackson, MS; the Company now operates a total of eight stores in the Jackson area.

Subsequent to the end of the quarter, the Company sold its storage facility just outside Detroit, Michigan for $7.4 million. The Company has no remaining stores in that market.

The Company is continuing its program of expanding and enhancing its existing stores. While only one expansion was completed during the quarter, 17 such projects are expected to be placed on line during the 2nd quarter.

CAPITAL TRANSACTIONS:

During the quarter, the Company issued 93,696 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $3.3 million was received, and was used to fund capital improvements.

The Company’s Board of Directors authorized the repurchase of up to two million shares of the Company’s common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company’s stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended March 31, 2008.

YEAR 2008 EARNINGS GUIDANCE:

The Company expects conditions in most of its markets to remain relatively stable, and estimates growth in net operating income on a same store basis to be approximately 3% – 3 ½% for the year.

The Company will continue to expand and improve its existing properties. The projected cost of these revenue enhancing projects is estimated at between $40 and $50 million in 2008, providing for up to 450,000 sq. ft. of additional premium space at as many as 40 stores.

As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2008 guidance, the Company is forecasting accretive acquisitions of $50 million.

Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company’s line of credit, term note borrowings, issuance of common shares in the Company’s Dividend Reinvestment Program and Stock Purchase Programs, and issuance of common or preferred stock. It is possible that the Company may enter into joint venture agreements to secure equity capital for its acquisitions.

General and administrative expenses are expected to increase as the Company adds properties and enters new markets.

At March 31, 2008, all but $132 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 0.9% or pursuant to short term notes of LIBOR plus 1.2%.

Management expects funds from operations for the second quarter of 2008 to be between $.86 and $.88 per share, and between $3.50 and $3.56 per share for the full year 2008.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to form joint ventures and sell existing properties to those joint ventures; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 1, 2008. Anyone wishing to listen to the call may access the webcast via the event page at www.unclebobs.com/company/investment. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 359 self-storage facilities in 22 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site at www.unclebobs.com.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2008	2007
Assets
Investment in storage facilities:
Land	$240,622	$237,836
Building, equipment and construction in progress	1,113,457	1,092,803
	1,354,079	1,330,639
Less: accumulated depreciation	(193,350)	(185,258)
Investment in storage facilities, net	1,160,729	1,145,381
Cash and cash equivalents	7,233	4,010
Accounts receivable	2,425	2,802
Receivable from related parties	14	27
Prepaid expenses	6,752	4,842
Intangible asset - in-place customer leases

(net of accumulated amortization of $4,370 in 2008 and $3,840 in 2007)	596	833
Other assets	7,826	6,741
Total Assets	$1,185,575	$1,164,636

Liabilities
Line of credit	$100,000	$100,000
Term notes	382,000	356,000
Accounts payable and accrued liabilities	19,474	23,755
Deferred revenue	6,027	5,647
Fair value of interest rate swap agreements	4,350	1,230
Accrued dividends	13,735	13,656
Mortgages payable	110,114	110,517
Total Liabilities	635,700	610,805

Minority interest - Operating Partnership	9,558	9,659
Minority interest - consolidated joint ventures	16,783	16,783

Shareholders' Equity
Common stock	230	228
Additional paid-in capital	657,931	654,141
Dividends in excess of net income	(103,231)	(98,437)
Accumulated other comprehensive income	(4,221)	(1,368)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	523,534	527,389

Total Liabilities and Shareholders' Equity	$1,185,575	$1,164,636

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2008	January 1, 2007
	to	to
(dollars in thousands, except share data)	March 31, 2008	March 31, 2007

Revenues
Rental income	$48,272	$43,265
Other operating income	1,565	1,335
Total operating revenues	49,837	44,600

Expenses
Property operations and maintenance	13,859	12,411
Real estate taxes	4,766	4,390
General and administrative	4,125	3,555
Depreciation and amortization	8,118	7,026
Amortization of in-place customer leases	529	-
Total operating expenses	31,397	27,382

Income from operations	18,440	17,218

Other income (expense)
Interest expense (including amortization of financing fees of $273 in

2008 and $242 in 2007)	(8,955)	(7,599)
Interest income	92	528
Minority interest - Operating Partnership	(174)	(199)
Minority interest - consolidated joint ventures	(462)	(462)
Equity in income of joint ventures	12	51

Net Income	8,953	9,537
Preferred stock dividends	-	(628)
Net income available to common shareholders	$8,953	$8,909

Earnings per common share - basic	$0.41	$0.44

Earnings per common share - diluted	$0.41	$0.44

Common shares used in basic
earnings per share calculation	21,647,366	20,413,257

Common shares used in diluted
earnings per share calculation	21,664,445	20,479,656

Dividends declared per common share	$0.6300	$0.6200

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	January 1, 2008	January 1, 2007
	to	to
(dollars in thousands, except share data)	March 31, 2008	March 31, 2007

Net income	$8,953	$9,537
Minority interest in income	636	661
Depreciation of real estate and amortization of intangible assets

exclusive of deferred financing fees	8,647	7,026
Depreciation and amortization from unconsolidated joint ventures	15	14
Preferred dividends	-	(628)
Funds from operations allocable to minority interest in

Operating Partnership	(339)	(330)
Funds from operations allocable to minority interest in

consolidated joint ventures	(462)	(462)
Funds from operations available to common shareholders
	17,450	15,818
FFO per share - diluted (a)	$0.81	$0.77

Common shares - diluted	21,664,445	20,479,656
Common shares if Series C Preferred Stock is converted	-	920,244
Total shares used in FFO per share calculation (a)	21,664,445	21,399,900

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares were converted on July 9, 2007 into 920,244 common shares. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2007.

QUARTERLY SAME STORE DATA (2)	January 1, 2008	January 1, 2007
	to	to	Percentage
(dollars in thousands)	March 31, 2008	March 31, 2007	Change

Revenues:
Rental income	$44,257	$42,964	3.0%
Other operating income	1,322	1,334	-0.9%
Total operating revenues	45,579	44,298	2.9%

Expenses:
Property operations, maintenance, and real estate taxes	16,979	16,707	1.6%

Operating income	$28,600	$27,591	3.7%

(2) Includes the 327 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA	Same Store (2)		All Stores
	2008	2007	2008	2007

Weighted average quarterly occupancy	81.3%	83.0%	81.0%	83.0%

Occupancy at March 31	81.0%	83.4%	80.7%	83.2%

Rent per occupied square foot	$10.63	$10.23	$10.50	$10.23

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the three months ended March 31, 2008:

Beginning balance	$1,330,639
Property acquisitions	14,013
Improvements and equipment additions:
Expansions	619
Roofing, paving, painting, and equipment:
Stabilized stores	3,175
Recently acquired and joint venture stores	797
Change in construction in progress (Total CIP $18.1 million)	4,872
Dispositions	(36)
Storage facilities at cost at period end	$1,354,079

	March 31, 2008	March 31, 2007

Common shares outstanding at March 31	21,801,855	20,544,203
Operating Partnership Units outstanding at March 31	422,527	427,335

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850